Exhibit 99.1

LOOPNET, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Stockholders
LoopNet, Inc.

We have audited LoopNet, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). LoopNet, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, LoopNet, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of LoopNet, Inc. as of December 31, 2010 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011 of LoopNet, Inc. and our report dated February 24, 2012 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP
Los Angeles, California
February 24, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
LoopNet, Inc.

We have audited the accompanying consolidated balance sheets of LoopNet, Inc. as of December 31, 2010 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LoopNet, Inc. at December 31, 2010 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), LoopNet, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2012 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP
Los Angeles, California
February 24, 2012

LOOPNET, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2011
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$88,773	$107,573
Short-term investments	3,512	3,529
Accounts receivable, net of allowance of $236 and $318, respectively	1,494	1,899
Income tax receivable	—	11,045
Prepaid expenses and other current assets	1,095	1,445
Deferred income taxes, net	1,317	696
Total current assets	96,191	126,187
Property and equipment, net	2,010	3,165
Goodwill	41,507	41,507
Intangibles, net	8,940	6,385
Deferred income taxes, net, non-current	17,134	16,758
Deposits and other non-current assets	6,208	5,258
Total assets	$171,990	$199,260
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$471	$656
Accrued liabilities and other current liabilities	3,393	5,765
Accrued compensation and benefits	3,522	4,049
Deferred revenue	8,888	9,422
Total current liabilities	16,274	19,892
Other long-term liabilities	2,491	1,768
Commitments and contingencies
Series A convertible preferred stock	48,546	48,885
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 39,866,097 and 42,736,152 shares issued, respectively; and 32,183,836 and 35,053,190 shares outstanding, respectively	40	43
Additional paid in capital	132,019	154,289
Other comprehensive loss	(389)	(423)
Treasury stock, at cost, 7,682,261 and 7,682,962 shares, respectively	(86,220)	(86,227)
Retained earnings	59,229	61,033
Total stockholders’ equity	104,679	128,715
Total liabilities and stockholders’ equity	$171,990	$199,260
See accompanying notes.

LOOPNET, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2009	2010	2011
	(In thousands, except per share data)
Revenues	$76,487	$78,002	$86,661
Cost of revenue	11,060	12,562	12,784
Gross margin	65,427	65,440	73,877
Operating expenses:
Sales and marketing	15,064	16,785	23,642
Technology and product development	10,707	12,231	16,975
General and administrative	20,677	15,693	25,597
Amortization of acquired intangible assets	1,191	2,083	2,556
Total operating expenses	47,639	46,792	68,770
Income from operations	17,788	18,648	5,107
Interest and other (expense) income, net	211	(2,461)	(3,417)
Income before tax	17,999	16,187	1,690
Income tax (benefit) expense	6,246	461	(453)
Net income	11,753	15,726	2,143
Convertible preferred stock accretion of discount	(240)	(339)	(339)
Net income applicable to common shareholders	$11,513	$15,387	$1,804
Net income per share applicable to common shareholders:
Basic	$0.28	$0.38	$0.04
Diluted	$0.27	$0.36	$0.04
Number of shares used in per share calculations:
Basic	41,860	40,615	40,653
Diluted	42,844	42,371	43,617

See accompanying notes.

LOOPNET, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
	(In thousands)
Balance at December 31, 2008	39,219	$39	$114,915	$32,329	$(276)	4,926	$(54,556)	$92,451
Stock-based award activity	274	—	258	—	—	—	—	258
Stock-based compensation expense	—	—	6,827	—	—	—	—	6,827
Repurchase of common stock	—	—	—	—	—	—	—	—
Tax benefit from exercise of stock options	—	—	388	—	—	—	—	388
Convertible preferred stock accretion of discount	—	—	—	(240)	—	—	—	(240)
Change in unrealized loss on available-for-sale investments	—	—	—	—	(250)	—	—	(250)
Unrealized loss on marketable securities	—	—	—	—	108	—	—	108
Net income	—	—	—	11,753	—	—	—	11,753
Total comprehensive income	—	—	—	—	—	—	—	11,611
Balance at December 31, 2009	39,493	$39	$122,388	$43,842	$(418)	4,926	$(54,556)	$111,295
Stock-based award activity	373	1	867	—	—	—	—	868
Stock-based compensation expense	—	—	8,232	—	—	—	—	8,232
Repurchase of common stock	—	—	—	—	—	2,756	(31,664)	(31,664)
Tax benefit from exercise of stock options	—	—	532	—	—	—	—	532
Convertible preferred stock accretion of discount	—	—	—	(339)	—	—	—	(339)
Unrealized loss on marketable securities	—	—	—	—	29	—	—	29
Net income	—	—	—	15,726	—	—	—	15,726
Total comprehensive income	—	—	—	—	—	—	—	15,755
Balance at December 31, 2010	39,866	$40	$132,019	$59,229	$(389)	7,682	$(86,220)	$104,679
Stock-based award activity	2,870	3	14,697	—	—	—	—	14,700
Tax withholdings related to net share settlements of stock options and restricted stock units	—	—	(15,081)	—	—	—	—	(15,081)
Stock-based compensation expense	—	—	14,202	—	—	—	—	14,202
Repurchase of common stock	—	—	—	—	—	1	(7)	(7)
Tax benefit from exercise of stock options	—	—	8,452	—	—	—	—	8,452
Convertible preferred stock accretion of discount	—	—	—	(339)	—	—	—	(339)
Unrealized loss on marketable securities	—	—	—	—	(34)	—	—	(34)
Net income	—	—	—	2,143	—	—	—	2,143
Total comprehensive income	—	—	—	—	—	—	—	2,109
Balance at December 31, 2011	42,736	$43	$154,289	$61,033	$(423)	7,683	$(86,227)	$128,715
See accompanying notes.

LOOPNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2009	2010	2011
	(In thousands)
Cash flows from operating activities:
Net income	$11,753	$15,726	$2,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,601	3,480	4,200
Stock-based compensation	6,827	8,232	14,202
Tax benefits from exercise of stock options	(388)	(532)	(8,452)
Deferred income taxes	(2,180)	(9,834)	(262)
Impairment of equity investment	—	1,420	1,744
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	256	(20)	(405)
Prepaid expenses and other assets	388	1,498	(283)
Income taxes payable	542	(154)	—
Accounts payable	(76)	(75)	185
Accrued expenses and other liabilities	7	1,295	1,648
Accrued compensation and benefits	236	528	527
Deferred revenue	(1,334)	(302)	534
Net cash provided by operating activities	18,632	21,262	15,781
Cash flows from investing activities:
Purchase of property and equipment	(1,437)	(1,197)	(2,795)
Purchase of investments	(1,250)	(4,485)	(2,250)
Acquisitions, net of cash	(312)	(22,113)	—
Net cash used in investing activities	(2,999)	(27,795)	(5,045)
Cash flows from financing activities:
Net proceeds from exercise of stock awards	308	1,104	14,700
Net proceeds from sale of convertible preferred stock	47,967	—	—
Tax withholdings related to net share settlements of stock options and restricted stock units	(50)	(237)	(15,081)
Repurchase of common stock	—	(31,664)	(7)
Tax benefit from exercise of stock options	388	532	8,452
Net cash provided by (used in) financing activities	48,613	(30,265)	8,064
Net increase (decrease) in cash and cash equivalents	64,246	(36,798)	18,800
Cash and cash equivalents at beginning of year	61,325	125,571	88,773
Cash and cash equivalents at end of year	$125,571	$88,773	$107,573
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$8,535	$9,791	$1,595
Settlement of contingent purchase price	$312	$188	$344
See accompanying notes.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The Company and Summary of Significant Accounting Policies

Organization and Basis of Presentation

LoopNet, Inc. (the “Company” or “LoopNet”) was incorporated under the laws of the state of California on June 2, 1997. The Company changed its name from Loop Ventures, Inc. to LoopNet, Inc. on November 3, 1998. Prior to Loop Ventures, Inc., the Company operated as a limited liability corporation known as Loop Ventures, LLC. On August 26, 1997, the owners of Loop Ventures, LLC exchanged all units held for a proportionate number of the shares of Loop Ventures, Inc. The transaction was recorded at historical basis.

On July 13, 2001, the Company merged with PropertyFirst.com, Inc. (“PropertyFirst”), with LoopNet, Inc. being the surviving company. The merger was accounted for under the purchase method of accounting. In order to preserve the existing rights and preferences of the different classes and series of PropertyFirst and LoopNet capital stock, each company reorganized by forming its own holding company. The two holding companies were limited liability companies (the “LLCs”), and continued in separate existence after the business combination of LoopNet and PropertyFirst. The LLCs were the direct owners of LoopNet, Inc. and the LLC members were the beneficial owners. In May 2006, prior to its initial public offering, the Company reincorporated in Delaware via a merger with and into LoopNet, Inc., a Delaware corporation.

On April 27, 2011, LoopNet and the CoStar Group, Inc. announced the signing of a Merger Agreement for the acquisition of LoopNet by CoStar (the “Merger”), which was approved by LoopNet’s stockholders at a special meeting on July 11, 2011. Completion of the Merger remains subject to the expiration or termination of the waiting period imposed by the Hart-Scott Rodino Antitrust Improvement Act of 1976 as amended (the “HSR Act”), and satisfaction or waiver of the other closing conditions specified in the Merger Agreement. See “Note 12 – Pending Merger with CoStar” for more information.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company evaluated subsequent events after the balance sheet date through the financial statement issuance date for appropriate accounting and disclosure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, costs and expenses during the reporting period. Actual results could differ materially from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2011, substantially all of the Company’s cash and cash equivalents were in money market funds.

Short-term Investments

The Company accounts for short-term investments in accordance with Financial Accounting Standards Board (“FASB”) authoritative guidance on debt and equity securities investments. Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. Short-term investments consist of marketable securities that the Company classifies as available for sale. The weighted average maturities of short-term investments are less than one year. These securities are carried at fair value, using level 1 indicators, which are quoted market prices for these securities. Unrealized gains and losses if any, net of taxes, are reported as other comprehensive income, a component of stockholders’ equity. Any realized gains or losses on the sale of investments are determined on a specific identification method, and such gains and losses are reflected as a component of interest and other income, net. As of December 31, 2011 and 2010, the cost basis of short-term investments was not significantly different than their carrying value.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentration of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents and short-term investments are placed with high credit quality financial institutions. The Company’s revenue and accounts receivable are primarily derived from credit card transactions with subscribers and are typically settled within two to three business days.

No single customer accounted for more than 2.0% of the Company’s revenues for the years ended December 31, 2009, 2010 and 2011.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. Management reviews the accounts receivable to identify specific subscribers where collectibility may not be probable. The amount of the allowance is determined by management estimates based on historic write-off trends and specific account analysis.

Property and Equipment

Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

Long-Lived Assets and Liabilities Including Goodwill and Other Intangible Assets

The Company reviews property and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If property and equipment and these identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds their fair value. The Company has not recorded any impairment of these assets in any of the years presented.

The Company applies FASB authoritative guidance related to goodwill and other intangibles. The authoritative guidance requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. The Company performed the annual impairment test during the fourth quarter of 2009, 2010 and 2011 and concluded that goodwill and intangible assets with indefinitive useful lives were not impaired.

The authoritative guidance also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable in accordance with the authoritative guidance on property, plant, and equipment.

Intangible assets are comprised of customer relationships, acquired technology and a domain name acquired in connection with the Company’s acquisitions. Amortization is calculated using the straight-line method over estimated useful lives ranging from 0.5 years to 8 years.

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method. The Company believes no events or changes in circumstances have occurred that would require an impairment test for these assets other than required annual tests.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investments in Unconsolidated Joint Ventures

The Company accounts for investments in unconsolidated joint-ventures under the equity method in accordance with ASC 323, Investments-Equity Method and Joint Ventures. The Company’s equity method investments as of December 31, 2010 and 2011 totaled $4.7 million and $3.9 million, respectively, and are included in deposits and other non-current assets on the consolidated balance sheets. For the years ended December 31, 2009, 2010 and 2011, the Company recognized losses in equity investments of $0.3 million, $0.7 million, $1.3 million, respectively, including impairment charges of $0, $1.4 million, $1.7 million, respectively, and are included in interest and other (expense) income, net on the consolidated statements of income.

Income Tax Expense

Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements as well as from net operating loss and tax credit carry forwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under current tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company follows guidance set forth in ASC 740, Income Taxes, surrounding accounting for uncertainty in income taxes. The guidance clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

Business Segment

The Company considers itself to be in a single business segment which is defined as providing an online marketplace serving the commercial real estate industry and operating businesses for sale industry. Substantially all of the Company’s business comes from customers and operations located within the United States, and the Company does not have any assets located in foreign countries.

Revenue Recognition

The Company derives substantially all its revenue from customers that pay fees for a suite of services to market and search for commercial real estate and operating businesses. These services include a premium membership that gives the customer unlimited access to listings, maximized exposure for their listings along with enhanced services to market their listings. The Company recognizes revenue under the provisions of Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) guidance related to revenue recognition, when persuasive evidence of an agreement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. For the majority of our revenues, payments for LoopNet premium memberships, revenues are recognized immediately on a monthly basis as such accounts are charged on credit cards. Payments received in advance of services being rendered are recorded as deferred revenue and recognized on a straight-line basis over the service period.

Revenue from other sources includes advertising revenues which are recognized ratably over the period in which the advertisement is displayed provided that no significant obligations remain and collection of the resulting receivable is probable. Advertising rates are dependent on the services provided and the placement of the advertisements. To date, the duration of the Company’s advertising commitments has generally averaged two to three months.

Cost of Revenues

Cost of revenues consists of the expenses associated with the operation of the Company’s website, including depreciation of network infrastructure equipment, salaries and benefits of network operations personnel, internet connectivity and hosting costs. Cost of revenues also includes salaries and benefit expenses associated with the Company’s data quality, data import and customer support personnel and credit card and other transaction fees relating to processing customer transactions.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sales and Marketing

The Company’s sales and marketing expenses relate primarily to the compensation and associated costs for sales and marketing personnel, advertising expenses as well as public relations and other promotional activities.

Advertising costs are expensed in the period they are incurred. Included in sales and marketing expenses were $2.6 million, $2.6 million and $3.2 million for the years ended December 31, 2009, 2010 and 2011, respectively.

Technology and Product Development

Technology and product development costs are expensed as incurred and include expenses for the research and development of new products and services, as well as improvements to existing products and services. Also included are costs associated with the maintenance of the Company’s existing products.

General and Administrative

General and administrative costs consist primarily of salaries and related expenses for executive, accounting and human resources personnel. These costs also include insurance and professional fees, facility costs and related expenses. Professional fees primarily consist of outside legal and audit fees. All costs are expensed as incurred.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available-for-sale investments. The differences between total comprehensive income and net income as disclosed on the consolidated statements of stockholders’ equity for the years ended December 31, 2009, 2010 and 2011 were insignificant.

Stock-Based Compensation

The Company applies FASB authoritative guidance ASC 718, Compensation-Stock Compensation, surrounding share-based compensation. The guidance requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period.

Recent Accounting Pronouncements

In September 2011, the FASB issued new accounting guidance that simplifies goodwill impairment tests. The new guidance states that a “qualitative” assessment may be performed to determine whether further impairment testing is necessary. The effective date for this guidance is reporting periods beginning on or after December 15, 2011 with early adoption permitted. The Company has early adopted this accounting standard upon its effective date, and the adoption did not have a significant impact on the financial position or results of operations.

In June 2011, the FASB issued new disclosure guidance related to the presentation of the Statement of Comprehensive Income. This guidance eliminates the current option to report other comprehensive income and its components in the consolidated statement of stockholders’ equity. The requirement to present reclassification adjustments out of accumulated other comprehensive income on the face of the consolidated statement of income has been deferred. The effective date for this guidance is reporting periods beginning on or after December 15, 2011. The Company will adopt this accounting standard upon its effective date, and this adoption will not have any impact on the financial position or results of operations but will impact the financial statement presentation.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Earnings per Share

The number of shares used to compute basic and diluted net income per share is calculated as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Weighted average common shares outstanding	34,420	33,175	33,213
Convertible preferred stock	7,440	7,440	7,440
Shares used to compute basic net income applicable to common stockholders	41,860	40,615	40,653
Add dilutive common equivalents:
Stock options	930	1,308	2,276
Restricted stock units	54	448	688
Shares used to compute diluted net income applicable to common stockholders	42,844	42,371	43,617

The following is a summary of the securities outstanding during the respective periods that have been excluded from the calculations because the effect on earnings per share would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2009	2010	2011
Stock options	4,673	3,595	932
Restricted stock units	113	55	—

The following table sets forth the computation of basic and diluted EPS (in thousands, except per share data):

	Year Ended December 31,
	2009	2010	2011
Calculation of basic net income per share applicable to common shareholders:
Net income	$11,753	$15,726	$2,143
Convertible preferred stock accretion of discount	(240)	(339)	(339)
Net income applicable to common shareholders	$11,513	$15,387	$1,804
Shares used to compute basic net income applicable to common shareholders	41,860	40,615	40,653
Basic net income per share applicable to common shareholders	$0.28	$0.38	$0.04
Calculation of diluted net income per share applicable to common shareholders:
Net income	$11,753	$15,726	$2,143
Convertible preferred stock accretion of discount	(240)	(339)	(339)
Net income applicable to common shareholders	$11,513	$15,387	$1,804
Shares used to compute diluted net income applicable to common shareholders	42,844	42,371	43,617
Dilutive net income per share applicable to common shareholders	$0.27	$0.36	$0.04

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2,010	2,011
Computer equipment and purchased software	$6,839	$7,630
Office equipment and furniture (includes leasehold improvements)	1,102	2,058
	7,941	9,688
Less accumulated depreciation and amortization	(5,931)	(6,523)
Property and equipment, net	$2,010	$3,165

During 2011, the Company recorded an adjustment to eliminate from property and equipment approximately $1.0 million of fully depreciated property and equipment.

(4)	Acquisitions

During the year ended December 31, 2010, the Company acquired BizQuest on January 4, 2010, Reaction Web on March 15, 2010 and LandsofAmerica on September 1, 2010, each pursuant to Asset Purchase Agreements for a total cash consideration of $22.1 million (net of cash acquired), plus potential gross earn-out payments ranging from zero to $4.3 million that are contingent upon achievement of certain performance targets. As of December 31, 2011, the Company recorded a discounted contingent liability of $3.1 million for these potential earn-out payments, including $1.3 million in current accrued liabilities. With these acquisitions, LoopNet has expanded its business-for-sale and land marketplaces, as well, as enhanced the Company’s suite of products.

The acquisitions were accounted for as business combinations consistent with the authoritative guidance regarding business combinations, and accordingly, the purchase prices have been allocated to the tangible assets and identifiable intangible assets acquired based on their estimated fair values on the acquisition date. The excess of the purchase prices over the aggregate fair values were recorded as goodwill. Goodwill recorded in connection with the above acquisitions is primarily attributable to the assembled workforces of the acquired businesses and the synergies expected to arise after the Company’s acquisition of those businesses.

As a result of the above acquisitions, the Company recorded intangible assets related to customer relationships, developed technology and non-competition agreements in the aggregate of $4.0 million that are being amortized on a straight-line basis. Also, included in other intangible assets are trade names of $2.5 million which have an indefinite life and are tested on an annual basis for impairment. The remaining excess purchase price over tangible assets and identifiable intangible assets for these acquisitions of $18.0 million have been recorded as goodwill.

The Company’s purchase prices were allocated as follows (in thousands):

Customer relationships	$1,852
Trade names	2,521
Developed technology	2,068
Non-competition agreements	95
Goodwill	17,951
Total	$24,487

Customer relationships, developed technology and non-competition agreements have a weighted-average useful life of 3.4 years, 2.0 years and 2.9 years, respectively from the date of acquisition. The amount of goodwill expected to be deductible for tax purposes is $18.0 million.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The results of operations of the entities have been included in the Company’s consolidated statements of income for the period subsequent to the Company’s acquisition. The entities’ results of operations for the periods prior to the acquisition were not material to the Company’s consolidated statement of income and, accordingly, pro forma financial information have not been presented.

(5)	Goodwill and Intangible Assets, net

The changes in the carrying amount of goodwill for the years ended December 31, 2009, 2010 and 2011 were as follows (in thousands):

Balance as of December 31, 2008	$23,056
Goodwill adjustment	312
Balance as of December 31, 2009	23,368
Goodwill acquired	17,951
Goodwill adjustment	188
Balance as of December 31, 2010 and 2011	$41,507

The $312,000 and $188,000 goodwill adjustments in 2009 and 2010, respectively were due to the contingent payments earned upon the achievement of certain performance targets by LandAndFarm.com, Inc.

Intangible assets, net consisted of the following (in thousands):

	As of December 31,
	2010	2011
Cost:
Customer relationships	$3,563	$3,563
Technology	5,445	5,445
Non-competition agreement	158	158
Domain name	4,515	4,515
Total cost	13,681	13,681
Accumulated amortization:
Customer relationships	(1,416)	(2,174)
Technology	(2,791)	(4,393)
Non-competition agreement	(65)	(110)
Domain name	(469)	(619)
Total accumulated amortization	(4,741)	(7,296)
Intangible assets, net	$8,940	$6,385

Customer relationships, developed technology and non-competition agreements have a weighted-average useful life of 5.0 years, 0.8 years and 1.4 years, respectively from the date of acquisition. Amortization expense was $1.2 million, $2.1 million and $2.6 million for the years ended December 31, 2009, 2010 and 2011, respectively. As of December 31, 2011, expected amortization expense for acquisition-related intangible assets for each of the next five years and thereafter is as follows (in thousands):

2012	$1,807
2013	640
2014	198
2015	80
2016	34
$2,759

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010 and 2011, total intangible assets with indefinite lives not subject to amortization were $ 3.6 million and are included in domain name as part of intangible assets.

(6)	Income Tax Expense

Income tax (benefit) expense was comprised of the following (in thousands):

	Year Ended December 31,
	2009	2010	2011
Current:
Federal	$6,688	$8,025	$(967)
State	1,767	2,352	(23)
Total	$8,455	$10,377	$(990)
Deferred:
Federal	$(1,513)	$(9,066)	$710
State	(696)	(850)	(173)
Total	$(2,209)	$(9,916)	$537
Income tax (benefit) expense	$6,246	$461	$(453)

A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

	Year Ended December 31,
	2009	2010	2011
Statutory federal tax rate	35.0%	35.0%	35.0%
State tax rate, net of federal benefit and tax credits	3.9%	6.0%	(13.0)%
Change in valuation allowance	(4.4)%	(39.6)%	5.4%
Disqualifying incentive stock options	0%	0%	(52.7)%
Other	0.2%	1.5%	(1.5)%
Effective tax rate	34.7%	2.9%	(26.8)%

The tax effects of temporary differences that gave rise to significant components of deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryforwards	$10,108	$10,248
Depreciation and amortization	598	483
Stock-based compensation	7,235	3,715
Accruals and allowances	364	504
Tax credits	1,235	1,385
Transaction costs	6	2,017
Investments	1,115	2,264
Other	104	—
Total deferred tax assets	20,765	20,616
Valuation allowance	(564)	(704)
Total deferred tax assets, net of valuation allowance	20,201	19,912
Deferred tax liabilities:
Intangibles	(1,750)	(1,750)
Other	—	(708)
Total deferred tax liabilities	(1,750)	(2,458)
Deferred tax assets, net	$18,451	$17,454

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the fourth quarter of 2010, the Company determined that it is more likely than not that it would generate sufficient taxable income from operations in future years to realize tax benefits arising from the use of our net operating loss carryforwards and therefore in 2010 the Company reversed $6.6 million of the valuation allowance on the deferred tax assets. The release of the valuation allowance in the fourth quarter of 2010 resulted in a tax benefit of $6.6 million that was recognized in our results from operations. As of December 31, 2011, the Company continued to maintain a valuation allowance of approximately $0.7 million for certain state net operating loss carryforwards due to the uncertainty of realization. The Company utilized net operating loss carryforwards against taxable income of $3.7 million for the fiscal years 2009 and 2010, and $0 for fiscal year 2011.

At December 31, 2011, the Company had approximately $24.1 million of federal and $44.1 million of state net operating loss carryforwards available to reduce future taxable income which will begin to expire in 2021 for federal and 2017 for state purposes, respectively.

Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss carryforwards is limited based upon changes in the percentage of the ownership of the Company. As a result of prior ownership changes, the Company will be able to utilize approximately $5.7 million in 2012, $2.9 million in 2013, $2.0 million each year thereafter until 2020 and $1.1 million in 2021 when the net operating losses would be fully utilized. The Company did not utilize any net operating losses in 2011.

A reconciliation of unrecognized tax benefits as follows:

Balance as of December 31, 2009	$—
Increases for position taken in current year	223,640
Decreases for positions taken in current year	—
Balance as of December 31, 2010	223,640
Increases for position taken in current year	14,669
Decreases for positions taken in current year	—
Balance as of December 31, 2011	$238,309

The Company evaluates its tax positions for all income tax items based on their technical merits to determine whether each position satisfies the “more likely than not to be sustained upon examination” test. The tax benefits are then measured as the largest amount of benefit, determined on a cumulative basis, that is “more likely than not” to be realized upon ultimate settlement. The Company will report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the quarter in which such change occurs. The liability for unrecognized tax benefits was $145,000 and $155,000 for the years ended December 31, 2010 and 2011.

The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and/or penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of overall income tax provision in the period that such determination is made. The interest and/or penalties expense was $0, $0 and $26,000 for the years ended December 31, 2009, 2010 and 2011.

(7)	Series A Convertible Preferred Stock

On April 14, 2009, the Company completed a $50 million private placement to accredited investors (the “Purchasers”). The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), the Company agreed to sell to the Purchasers an aggregate of 50,000 shares of its newly-created Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock is initially convertible into an aggregate of 7,440,476 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a conversion price of $6.72 per share (as may be adjusted for stock dividends, stock splits or similar recapitalizations).

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The holders of the Series A Preferred Stock are entitled to receive, prior to any distribution to the holders of the Common Stock, an amount per share equal to the greater of (1) the Original Issue Price, plus any declared and unpaid dividends and (2) the amount that Purchasers would receive in respect of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock if all of the then outstanding Series A Preferred Stock were converted into Common Stock. The rights, privileges and preferences of the Series A convertible preferred stock are set forth in the Certificate of Designations of Series A Convertible Preferred Stock attached as an exhibit to the Company’s Form 8-K filed with the SEC on April 2, 2009.

The transaction closed on April 14, 2009. The net proceeds of $48 million from the issuance of the Series A Preferred Stock are net of issuance costs of $2 million. The Series A Preferred Stock reported on the Company’s consolidated balance sheet consists of the net proceeds plus the amount of accretion for issuance costs. Such accretion costs are being accreted over 72 months with such accretion being recorded as a reduction in retained earnings.

A summary of activity related to the Series A convertible preferred stock is as follows (in thousands):

Gross Proceeds	$50,000
Costs and expenses of issuance	(2,033)
Accretion of discount	918
Net convertible preferred stock at December 31, 2011	$48,885

The rights, privileges and preferences of the Series A convertible preferred stock are set forth in the Certificate of Designations of Series A Convertible Preferred Stock attached as an exhibit to the Company’s Form 8-K filed with the SEC on April 2, 2009.

Voting

Each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of the stockholders of the Company, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock. With respect to all such matters, each issued and outstanding share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted such holder’s Series A Preferred Stock into Common Stock on the record date for determining the stockholders of the Company eligible to vote on any such matters.

Dividends

Whenever the Company shall pay a dividend or distribution on the Common Stock of the Company, par value $0.001 per share, each holder of a share of Series A Preferred Stock shall be entitled to receive, at the same time the dividend or distribution is paid on the Common Stock, out of the assets of the Company legally available therefore, a dividend or distribution equal to the amount that would have been paid in respect of the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to the close of business on the record date for determining the holders entitled to receive such dividend or distribution on the Common Stock, or, if no such record is taken, the date on which the record holders of Common Stock entitled to such dividend or distribution is determined.

The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends except as provided herein.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liquidation

Upon the effective date of any voluntary or involuntary liquidation, dissolution or winding up of the Company (“Liquidation Event”), the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders an amount per share (“Liquidation Preference”) equal to the greater of (a) (i) $1,000 (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (“ Original Issue Price”) plus (ii) all declared but unpaid dividends and (b) the amount that the holder of such shares of Series A Preferred Stock would receive in respect of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock if all of the then outstanding shares of Series A Preferred Stock were converted into Common Stock in accordance herewith immediately prior to the Liquidation Event. A Change of Control (as defined below) shall not be deemed a Liquidation Event. If, upon the effective date of a Liquidation Event, the assets of the Company shall be insufficient to make payment in full of the Liquidation Preference to all holders of the Series A Preferred Stock and all other now or hereafter authorized capital stock of the Company ranking on a parity with (upon liquidation, dissolution or winding up) the Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock and the holders of such other capital stock of the Company ranking on a parity with (upon dissolution, liquidation or winding up) the Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

No distribution shall be made in respect of any shares of Series A Preferred Stock pursuant to Section 3(a) unless, at the time of such distribution, all amounts due in respect of any shares of any now or hereafter authorized capital stock of the Company ranking senior to (upon liquidation, dissolution or winding-up) the Series A Preferred Stock have been paid in full.

Upon the effective date of a Liquidation Event, no distribution shall be made in respect of any shares of Common Stock or any other now or hereafter authorized capital stock of the Company ranking junior to (upon liquidation, dissolution or winding-up) the Series A Preferred Stock unless, at the time of such distribution, the holders of shares of Series A Preferred Stock shall have received the full Liquidation Preference with respect to each share.

After payment in full of the Liquidation Preference to holders of all shares of Series A Preferred Stock, the Series A Preferred Stock shall not be entitled to receive any additional cash, property or other assets of the Company upon the liquidation, dissolution or winding up of the Company.

Conversion

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price. The Conversion Price shall initially be $6.72, and shall be subject to adjustment.

Redemption at the option of the Company

If at any time the closing price of the Common Stock as reported by the principal exchange or quotation system on which such Common Stock is traded or reported exceeds sixteen dollars and eighty cents ($16.80) per share for 20 consecutive trading or reporting days, the Company shall have the option, at its sole discretion, to redeem all, but not less than all, of the then outstanding Series A Preferred Stock for cash consideration per share of Series A Preferred Stock in an amount equal to one-hundred and one percent (101%) of the Original Issue Price plus all accrued but unpaid dividends.

Redemption at the option of the Holder

At any time on or after the sixth (6th) anniversary of the Original Issuance Date and on or before the date that is ten (10) Business Days thereafter, each holder of shares of Series A Preferred Stock shall have the option, at such holder’s sole discretion, to request that the Company redeem any or all, of such holder’s then outstanding Series A Preferred Stock for cash consideration per share of Series A Preferred Stock in an amount equal to the Original Issue Price plus all declared but unpaid dividends.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	Treasury Stock

LoopNet’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s common stock on February 5, 2008 and an additional authorized level of $50.0 million was announced on July 30, 2008. During 2008, the Company repurchased $54.6 million of the Company’s common stock. In February 2010, the Board of Directors approved the repurchase of up to an additional $29.6 million in shares of the Company’s common stock, bringing to $75.0 million the total amount of authorized Common Stock repurchases, of which $43.3 million remained available as of December 31, 2011. Repurchased shares are recorded as treasury stock and are accounted for under the cost method.

(9)	Stock Option Plan

The Company adopted the 2006 Equity Incentive Plan (the “2006 Plan”), which became effective on completion of our initial public offering in June 2006. The 2006 Plan provides for the grant of stock options, stock appreciation rights, stock units and other similar stock awards. Options granted under the 2006 Plan may be either “incentive stock options,” as defined under Section 422 of the Internal Revenue Code, or non-qualified stock options. Through December 31, 2006 the Board of Directors had reserved 7,000,000 shares of common stock to be issued under the 2006 Plan. The 2006 Plan provides for an automatic annual increase in the number of shares available for issuance on January 1st of each year for the life of the plan starting 2007, equal to the least of (i) 1,800,000 shares, (ii) 4% of the shares outstanding as of the end of the prior fiscal year, or (iii) a lesser number determined by the Board of Directors or Compensation Committee.

Prior to June 6, 2006, the Company issued options under the 2001 Stock Option Plan (the “2001 Plan”). The 2001 Plan was terminated on June 6, 2006 with respect to new grants. Available shares created by cancellations will be transferred automatically to the 2006 Plan.

Incentive and nonqualified stock options typically vest over a four-year period, 25% for the first year and monthly thereafter over the remaining three years. Stock options may be exercised during continued employment, or within 60 days of terminating employment and they expire seven years from the date of grant for the 2006 Plan and ten years from the date of grant for the 2001 Plan. During 2011, the Company accelerated a portion of the unvested stock options related to the pending Merger with CoStar (see Note 12) resulting in additional stock-based compensation expense of $1.5 million.

A summary of the Company’s stock option activity was as follows:

	Options Outstanding		Options Exercisable
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2008	4,637,240	$10.10	2,175,935	$7.96
Granted	2,391,697	$7.37
Exercised	(232,802)	$1.32
Cancelled	(343,510)	$13.15
Outstanding at December 31, 2009	6,452,625	$9.24	3,331,025	$9.11
Granted	2,987,000	$10.37
Exercised	(285,670)	$3.86
Cancelled	(200,287)	$11.17
Outstanding at December 31, 2010	8,953,668	$9.75	4,548,818	$9.73
Granted	868,000	$11.93
Exercised	(4,483,275)	$8.75
Cancelled	(201,235)	$14.13
Outstanding at December 31, 2011	5,137,158	$10.81	1,868,539	$11.87

Included in the options outstanding at December 31, 2011 are 1,415,000 shares of performance-based options awarded to its executive officers by the Board of Directors. These options are tied to incentivizing execution of the Company’s long-term strategic plan. The Company is unable to assess the likelihood of achieving the strategic plan at this time and therefore the recognition of the compensation expense for these options has been deferred.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additional information regarding stock options outstanding and exercisable as of December 31, 2011 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.10	87,146	2.2	$0.10	87,146	$0.10
$0.23 — $4.08	115,628	3.7	2.61	115,628	2.61
$5.70 — $7.96	674,666	4.1	7.20	208,574	7.21
$8.00 — $9.97	1,603,269	5.1	9.85	200,595	9.33
$10.00 — $11.96	1,706,502	5.4	11.27	399,759	11.14
$12.00 — $12.87	103,969	2.4	12.13	79,793	12.12
$13.18 — $15.61	361,666	2.9	14.03	304,232	14.00
$16.07 — $16.94	220,612	2.2	16.13	220,612	16.13
$17.06 — $19.68	123,700	2.7	18.85	112,200	18.88
$20.80 — $24.40	140,000	2.6	22.37	140,000	22.37
$0.10 — $24.40	5,137,158	4.5	$10.81	1,868,539	$11.87	3.4

In connection with the FASB authoritative guidance of stock-based compensation (see Note 1), the Company reviewed and updated, among other things, its forfeiture rate, expected life and volatility assumptions. Commencing January 1, 2011, the Company began estimating the weighted average expected life of the options based upon the historical exercise behavior of our employees. Prior to January 1, 2011, the Company used the simplified method to calculate the weighted average expected life of the options. There was no significant impact as a result of this change. Estimated volatility also reflects the application of the authoritative guidance and, accordingly, incorporates historical volatility of similar entities whose share prices are publicly available. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of each stock option was estimated on the date of grant using the Black-Scholes method with the following assumptions:

	Year Ended December 31,
	2009	2010	2011
Risk-free interest rate	2.19%	1.93%	1.99%
Expected volatility	49%	48%	49%
Expected life	4.6 years	4.6 years	3.7 years
Dividend yield	0%	0%	0%

The weighted-average fair value of options granted in the years ended December 31, 2009, 2010 and 2011 was $3.05, $4.37, and $4.71, respectively, using the Black-Scholes option-pricing model. The total intrinsic value (market value on date of exercise less exercise price) of options exercised during 2009, 2010 and 2011 totaled $1.5 million, $2.2 million and $41.5 million, respectively. The aggregate intrinsic values of stock options outstanding and exercisable at December 31, 2011 were $39.0 million and $12.6 million, respectively.

For the year ended December 31, 2011, the Company’s stock-based compensation expense related to stock option grants was $7.6 million. As of December 31, 2011, there was $5.9 million of unrecognized compensation expense related to unvested stock options, net of estimated forfeitures. That compensation expense is expected to be recognized over a weighted-average period of 1.2 years.

Cash received from stock options exercised for 2009, 2010 and 2011 was $0.3 million, $1.1 million and $14.7 million, respectively. Tax benefits realized from tax deductions associated with options exercises for 2009, 2010 and 2011 totaled $0.4 million, $0.5 million, and $8.5 million, respectively.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the 2006 Plan, the Company also issued restricted stock units. A restricted stock unit award is an agreement to issue specified numbers of shares of the Company’s common stock at specified vesting dates. Restricted stock units are measured based on the fair market values of the underlying stock on the dates of grant. Restricted stock units vest in equal 25% increments over a four-year period on the anniversary of the grant date. During 2011, the Company accelerated a portion of the restricted stock unit grants related to the pending Merger (see Note 12) resulting in additional stock-based compensation expense of $4.1 million.

A summary of the Company’s restricted stock unit activity is as follows:

	Unvested Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2008	195,000	$11.47	1.7
Granted	245,000	$7.19
Vested	(48,750)	$11.47
Cancelled	—	$—
Outstanding at December 31, 2009	391,250	$8.79	1.5
Granted	1,122,500	$10.29
Vested	(110,000)	$9.09
Cancelled	—	$—
Outstanding at December 31, 2010	1,403,750	$9.98	3.7
Granted	230,000	$11.71
Vested	(562,625)	$10.03
Cancelled	—	$—
Outstanding at December 31, 2011	1,071,125	$10.31	3.3

Included in the restricted stock units outstanding at December 31, 2011 are 573,000 shares of performance-based restricted stock units awarded to its executive officers by the Board of Directors. These restricted stock units are tied to incentivizing execution of the Company’s long-term strategic plan. The Company is unable to assess the likelihood of achieving the strategic plan at this time and therefore the recognition of the compensation expense for these options has been deferred.

For the year ended December 31, 2011, the Company’s stock-based compensation expense related to restricted stock units was $6.6 million. As of December 31, 2011, there was $2.8 million of unrecognized compensation expense related to unvested restricted stock units, net of forecasted forfeitures. That compensation expense is expected to be recognized over a weighted-average period of 1.6 years.

Total stock-based compensation has been allocated as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Cost of revenue	$495	$546	$502
Sales and marketing	894	1,786	4,569
Technology and product development	2,298	2,680	4,490
General and administrative	3,140	3,220	4,641
Total	$6,827	$8,232	$14,202

(10)	401(k) Plan

Employees may participate in the Company’s 401(k) Plan. Participating employees may contribute a portion of their salary to the Plan up to the maximum allowed by the federal tax guidelines. The Company matches employee contributions up to 4% of the employee’s salary. Employee and Company contributions are fully vested when contributed. The Company contributed $0.6 million, $0.7 million and $0.7 million for the years ended December 31, 2009, 2010 and 2011, respectively.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Commitments and Contingencies

Leases

The Company leases office space in California. The offices are currently leased under noncancelable operating lease agreements which expire at various dates through 2018. Future minimum payments under these noncancelable operating leases as of December 31, 2011, are as follows (in thousands):

2012	$2,949
2013	2,995
2014	3,080
2015	1,815
2016 and thereafter	2,233
$13,072

Rent expense under operating leases for the years ended December 31, 2009, 2010 and 2011 totaled approximately $2.9 million, $2.9 million and $3.0 million, respectively. As of December 31, 2011, the Company had approximately $1.0 million of deferred rent included in current accrued liabilities.

Litigation

In April 2008, LoopNet and CityFeet (collectively the “Defendants”) were sued by Real Estate Alliance, Ltd. (“REAL”) in the U.S. District Court for the Central District of California for alleged infringement of certain patents (“the REAL v. LoopNet Action”). The complaint seeks unspecified damages, attorney fees and costs. The Defendants deny the alleged infringement and have filed a counter-claim for a declaratory judgment that the patents-in-suit are invalid and not infringed. To date, discovery in the REAL v. LoopNet Action has been limited and the court has not yet set a trial date. Moreover, because the patents-in-suit have been asserted against several other entities, in another pending lawsuit in the same court, (“the earlier filed action”), the REAL v. LoopNet Action was stayed in February 2009, and administratively closed in February 2010. It is possible that REAL may attempt to re-institute the REAL v. LoopNet Action, depending upon the outcome of the earlier filed action, which is currently pending before the U.S. District Court for the Central District of California. At this time, the Company cannot predict the outcome of either the earlier filed action or the REAL v. LoopNet Action, but if the REAL v. LoopNet Action is re-instituted, the Company intends to vigorously defend itself.

The Company and its board of directors and CoStar have been named as defendants in three putative class action lawsuits brought by alleged stockholders challenging our proposed merger with CoStar. Two of the actions, Raymond E. Williams Jr. v. LoopNet, Inc., et al. and Ronald T. West v. Richard Boyle, et al., were filed on or around May 3, 2011 and Ronald T. West v. Richard Boyle, et al. was amended on May 20, 2011. The third action, Karin Cahill v. LoopNet, Inc., et al., was filed on June 3, 2011. All three actions were filed in the Superior Court of California, County of San Francisco. The complaints generally allege, among other things, that each member of the board breached his fiduciary duties to the Company’s stockholders by authorizing the sale of the Company to CoStar for consideration that does not maximize value to the shareholders and engineering the transaction to benefit themselves without regard to the Company’s shareholders. The complaints also generally allege that the Company (and, in the case of the Ronald T. West action, CoStar) aided and abetted the breaches of fiduciary duty allegedly committed by the members of the board and made incomplete or materially misleading disclosures about the proposed transaction. The shareholder actions seek equitable relief, including an injunction against consummating the merger.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On June 21, 2011, counsel for the parties in the lawsuits entered into a memorandum of understanding in which they agreed on the terms of a settlement of all litigation, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the merger will be consummated, that the parties ultimately will enter into a stipulation of settlement or that the court will approve the settlement even if the parties enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that the Company’s stockholders are entitled to receive in the merger.

On January 3, 2012, LoopNet was sued by CIVIX-DDI, LLC (“Civix”) in the U.S. District Court for the Eastern District of Virginia for alleged infringement of U.S. Patent Nos. 6,385,622 and 6,415,291. The complaint seeks unspecified damages, attorney fees and costs. On February 16, 2012, LoopNet filed an answer to Civix’s compliant and filed counterclaims against Civix seeking declaratory relief. No discovery has yet occurred, nor has a trial date been set. At this time, LoopNet cannot predict the outcome of this case, but intends to vigorously defend itself.

LoopNet has recently become aware that an entity called Earthcomber, LLC filed a lawsuit against LoopNet on January 18, 2012, in the U.S. District Court for the Northern District of Illinois for alleged infringement of U.S. Patent No. 7,589,628. The complaint seeks unspecified damages, attorneys fees and costs. LoopNet has not yet been served with a copy of the summons and complaint for this lawsuit. At this time, LoopNet cannot predict the outcome of this case, but intends to vigorously defend itself.

Currently and from time to time, we are involved in disputes and litigation incidental to the conduct of our business. While we cannot assure you as to the ultimate outcome of any legal proceedings, we are not currently party to any legal proceedings that management believes would have a material adverse effect on our financial position or results of operations.

(12)	Pending Merger with CoStar

Merger Agreement with CoStar Group, Inc.

On April 27, 2011, the Company entered into a Merger Agreement with CoStar and Merger Subsidiary, pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of CoStar.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive a unit consisting of (i) $16.50 in cash, without interest, and (ii) 0.03702 shares of CoStar common stock (the “Common Stock Consideration”). As previously disclosed, the holders of the Company’s Series A Preferred Stock have delivered contingent conversion notices to the Company pursuant to which such shares will be converted into common stock immediately prior to, and contingent upon, the completion of the Merger.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each of the Company’s outstanding equity awards (including stock options and restricted stock units), whether vested or unvested, will be cancelled in exchange for cash and/or shares of CoStar common stock (depending on the type of award and the exercise price of the award, if any) based on the Common Stock Consideration less, in the case of a stock option, the per share exercise price.

The Company’s board of directors has unanimously approved the Merger Agreement. On July 11, 2011, at a special meeting of the Company’s stockholders, the Merger was approved by the holders of a majority of the outstanding shares of the Company’s common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis.

LOOPNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Completion of the Merger remains subject to the expiration or termination of the waiting period imposed by the HSR Act, and satisfaction or waiver of the other closing conditions specified in the Merger Agreement. As previously disclosed in the proxy statement/prospectus dated June 6, 2011, both CoStar and the Company filed notification and report forms with the Department of Justice and the FTC pursuant to the HSR Act, on May 31, 2011. As previously announced, on June 30, 2011, CoStar and the Company each received a request for additional information (commonly referred to as a “second request”) from the FTC with respect to the proposed Merger. As previously announced, on October 26, 2011, at the request of the FTC, the Company and CoStar agreed to extend the waiting period imposed by the HSR Act from 30 to 60 days after the date of substantial compliance with the second request, which was certified by the Company and CoStar on November 4, 2011. As previously announced on January 3, 2012, the Company and CoStar agreed to further extend the waiting period imposed by the HSR Act on a 45-day rolling basis to allow them to engage in discussions with the FTC to determine whether there is a possible basis for, and to discuss the possible terms of, a mutually acceptable consent order that would allow the Merger to close. If either the Company and CoStar, on the one hand, or the FTC Staff, on the other hand, believes that discussions towards a possible consent order are no longer moving forward productively, either may trigger commencement of the 45-day period, in writing, after the expiration of which the waiting period imposed by the HSR Act will expire, unless extended voluntarily by the parties or terminated sooner by the FTC. In addition, as previously announced on January 31, 2012, the Company and CoStar agreed to extend the date after which either the Company or Costar may individually elect to terminate the Merger Agreement to 11:59 PM, New York City time on April 30, 2012. As of the date hereof, the parties have not yet reached agreement on the terms of such a consent order, and there can be no assurance that such agreement will be reached in a timely manner or at all. The Company remains committed to working with the FTC as it conducts its review of the Merger.

The Merger Agreement contains customary representations, warranties and covenants by each of the Company and CoStar.

The Merger Agreement contains termination rights for both the Company and CoStar, including for the Company if its board of directors changes its recommendation of the Merger to its stockholders in connection with a superior proposal. Upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay CoStar a termination fee of $25,800,000. Upon termination of the Merger Agreement in the event necessary antitrust approval is not obtained, CoStar may be obligated to pay the Company a termination fee of $51,600,000.

Concurrently with the execution of the Merger Agreement, the Company’s directors and certain of its executive officers and significant stockholders entered into a voting and support agreement (the “Support Agreement”) with CoStar and the Company, and agreed, in their capacities as stockholders of the Company, to, among other things, vote their shares of the Company’s capital stock in favor of the Merger and the Merger Agreement.

The foregoing description of the Merger, the Merger Agreement and the Support Agreement is qualified in its entirety by reference to the Merger Agreement and the Support Agreement, copies of which are attached as Exhibit 2.1 and Exhibit 2.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2011 and which are incorporated by reference herein.

The Company cannot guarantee that the Merger will be completed or that, if completed, it will be exactly on the terms as set forth in the Merger Agreement. As of December 31, 2011, total merger related costs were $11.7 million.